Consent of Independent Registered Public Accounting Firm

To the Board of Trustees of

Salient MLP & Energy Infrastructure Fund:

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Salient MLP & Energy Infrastructure Fund filed pursuant to Rule 462(b) of the Securities Act of 1933, of our report dated April 29, 2011 relating to the financial statements of Salient MLP & Energy Infrastructure Fund, which appears in the Registration Statement on Form N-2/A (No. 333-172654). We also consent to the references to our firm under the captions “Independent Registered Public Accounting Firm,” “Experts,” and “Other Service Providers,” in the Registration Statement on Form N-2/A (No. 333-172654) incorporated by reference into this Registration Statement.

/s/ KPMG LLP

Columbus, Ohio

May 25, 2011